BANKBOSTON, N.A.

                                  FEE AGREEMENT

                                    TO SERVE

        Credit Suisse Asset Management Strategic Global Income Fund, Inc.

                                       AS

                               SUBSCRIPTION AGENT

This Agreement sets forth the terms and conditions under which BankBoston, N.A. ("BankBoston") will serve as Subscription Agent, pursuant to the terms and conditions set forth in the Prospectus of Credit Suisse Asset Management Strategic Global Income Fund, Inc. with respect to the Rights Offering, as the same may be amended or supplemented.

A.       TERM

         The term of this Agreement shall be for a period of six (6) months, commencing from the effective date of this transaction, ______________.

B.       FEES FOR SERVICES

         For the services set forth in Section C hereof provided by BankBoston under this Agreement, Credit Suisse Asset Management Strategic Global Income Fund, Inc. will be charged as follows:

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         $ 10,000.00   Project Management Fee*

         $      2.00   Per subscription form issued and mailed

         $      9.00   Per subscription processed registered and beneficial

         $     12.50   Per defective subscription form received and processed

         $     15.00   Per Notice of Guaranteed Delivery received

         $      1.75   Per refund check issued and mailed

         $      4.50   Per invoice mailed

         $      2.25   Subsequent cash management

         $      2.75   Per sale of right

         $      2.00   Per broker split certificate issued

         $     15.00   Per withdrawal of subscription certificate, if applicable

         $  1,000.00   New York window fee upon expiration

         $  3,000.00   Per offer extension
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*Excludes out-of-pocket expenses as described in Section D, "Items Not Covered"

C.       STANDARD SERVICES

         BankBoston agrees to provide the following services to Credit Suisse Asset Management Strategic Global Income Fund, Inc. at the fees set forth in Section B:

         1.    Coordinating all services related to the subscription

         2.    Coordinating design of subscription form

         3. Calculating Rights to be distributed to each shareholder according to the formula approved by Credit Suisse Asset Management Strategic Global Income Fund, Inc.

         4.    Issuing and mailing subscription forms to registered shareholders

         5.    Tracking and reporting the number of exercises made, as required

         6.    Processing Rights received and exercised

         7.    Providing receipt summation of checks received

         8.    Investing all checks received

         9. Affixing legends to appropriate stock certificates, where applicable

         10.   Issuing and mailing stock certificates or checks

         11. Handling shareholder inquiries related to the offering as referred by the Information Agent

         12. Calculating, issuing and mailing of proration and/or over-subscription checks if applicable.

D.       ITEMS NOT COVERED

         - Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

         - All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

         -        Reasonable legal review fees if referred to outside counsel;
                  provided that BankBoston shall notify Fund in writing


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

                  of its intention to use outside counsel

         - Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

         - Establishment of escrow services or payment of interest to fund or shareholders.

E.       LIMITATIONS

         - Agreement based upon document review and information known at this time about the transaction

         - Significant changes made in the terms or requirements of this transaction could require modifications to this Agreement

         -        Agreement must be executed prior to the initial mailing

         - Agreement based upon approximately 1,123 shareholders of record

         - Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

F.       PAYMENT FOR SERVICES

         It is agreed that an invoice for the Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one
         (1) business day prior to the scheduled mailing date.

G.       CONFIDENTIALITY

         The information contained in this Agreement is confidential and proprietary in nature. By receiving this Agreement, Credit Suisse Asset Management Strategic Global Income Fund, Inc. agrees that none of its directors, officers, employees or agents will divulge, furnish or make accessible to any third party without the prior written consent of BankBoston, except as permitted by the next sentence, any part of this Agreement or information in connection therewith which has been or may be made available to it. In this connection, Credit Suisse Asset Management Strategic Global Income Fund, Inc. agrees that it will limit access to the Agreement and such information to only those officers or employees with responsibilities for analyzing the Agreement and to such


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

         independent consultants hired expressly for the purpose of assisting in such analysis. In addition, Credit Suisse Asset Management Strategic Global Income Fund, Inc. agrees that any persons to whom such information is properly disclosed shall be informed of the confidential nature of the Agreement and the information relating thereto, and shall be directed to treat the same appropriately.

H.       ASSIGNABILITY

         BankBoston may, without consent on the part of Credit Suisse Asset Management Strategic Global Income Fund, Inc. subcontract for the performance hereof with any entity with which BankBoston is affiliated, which entity is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934; provided, however, that BankBoston shall be as fully responsible to Credit Suisse Asset Management Strategic Global Income Fund, Inc. for the acts and omissions of any subcontractor as it is for its own acts and omissions.

I.       CONTRACT ACCEPTANCE

         In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement.

BANKBOSTON, N.A.                                 CREDIT SUISSE ASSET MANAGEMENT
                                                 STRATEGIC GLOBAL INCOME FUND,
                                                 INC.

By:/s/John J. Regan                              By:/s/ Michael A. Pignataro
   ----------------                                 ------------------------
          John J. Regan

Title:           Vice President                  Title: Chief Financial Officer
                 --------------                         -----------------------

Date:            JULY 26, 1999                   Date:            JULY 27, 1999
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